                                                                      EXHIBIT 99
--------------------------------------------------------------------------------
NEWS RELEASE
April 6, 2000

Contact:
John B. Henneman, III
Senior Vice President
Chief Administrative Officer
Integra LifeSciences Holdings Corporation
609-936-2481
jhenneman@integra-ls.com


       Integra LifeSciences Announces Closings of NMT Medical Product Line
                                  Acquisition
         and Additional Investment by Soros Private Equity Partners LLC

Plainsboro, NJ, April 6, 2000/PR Newswire/ -- Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced that it has completed the acquisition from NMT Medical, Inc. (Nasdaq:NMTI) of the Selector(R) Integra Ultrasonic Aspirator, Ruggles(TM) Surgical Instrumentation and Spembly Medical Cryosurgery product lines, including certain assets and liabilities, for $12.0 million cash.

In connection with the acquisition, Integra changed the name of its neurosurgical device business from Integra NeuroCare to Integra NeuroSciences. Integra NeuroSciences designs, manufactures and sells implants, instruments and monitors used in neurosurgery and intensive care units, primarily for the treatment of neurological trauma and surgery. Revenue of the acquired product lines during 1999 was approximately $12.1 million.

Integra also announced that investment affiliates of Soros Private Equity Partners LLC invested an additional $5.4 million in the Company. The Soros investment affiliates acquired 54,000 shares of Integra Series C Convertible Preferred Stock (that are convertible into 600,000 shares of common stock) and warrants to purchase an additional 300,000 shares of common stock at $9.00 per share. The transaction had been signed in February, and closed on March 29, 2000 upon the expiration of the waiting period under the Hart-Scott-Rodino Antritrust Improvements Act of 1976.

Soros Private Equity Partners LLC ("SPEP") is an investment advisor and an affiliate of Soros Fund Management LLC. SPEP is responsible for making direct private equity investments on behalf of Quantum Industrial Partners LDC, a $3.5 billion investment fund and one of the Quantum Group of Funds. The Quantum Group of Funds is not available to U.S. investors.

Integra LifeSciences Holdings Corporation has its corporate headquarters in Plainsboro, NJ. The assets acquired from NMT Medical include a manufacturing, packaging and distribution facility located in Andover, England. The Company has approximately 470 permanent employees. Please feel free to visit the Company's Website at (http://www.integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted or pro-forma results. Achieving the anticipated benefits of business acquisitions will depend in part upon whether the integration of the companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. Further forward-looking factors include, but are not limited to, new product development, governmental approvals, market potential and resulting sales as well as potential therapeutic applications, and additional acquisitions. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 1999 and subsequent filings with the Securities and Exchange Commission could affect actual results.



                                      -2-